                                                                     Exhibit 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

                                    )
In re:                              )        Chapter 11
                                    )
ANC RENTAL CORPORATION, ET AL.,     )       Case No. 01-11200 (MFW)
                                    )        (Jointly Administered)
                       Debtors.     )
                                    )

             ORDER CONFIRMING THE JOINT CHAPTER 11 LIQUIDATING PLAN
                OF THE DEBTORS AND STATUTORY CREDITORS' COMMITTEE

         ANC Rental Corporation ("ANC") and its Subsidiary Debtors, as debtors and debtors-in-possession herein (collectively, the "Debtors"),(1) and the Statutory Creditors' Committee (the "Committee") having filed their Amended Joint Liquidating Plan of the Debtors and Statutory Creditors Committee dated April 2, 2004 (as amended, the "Plan")(2) in accordance with section 1121 of title 11 of the United States Code (the "Bankruptcy Code"), and the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code relating to the Plan dated as of November 19, 2003 (the "Disclosure Statement"); and the Bankruptcy Court by its Order Approving Disclosure Statement, dated November 19, 2003 (the "Disclosure Statement Order") having approved the Disclosure Statement for dissemination and voting on; and the Bankruptcy



---------------

(1) The Debtors are the following entities: ANC Rental Corporation, Alamo International Sales, Inc., Alamo Rent-A-Car Management, LP, Alamo Rent-A-Car, LLC, ANC Aviation, Inc., ANC Collector Corporation, ANC Financial Corporation, ANC Financial GP Corporation, ANC Financial Properties LLC, ANC Financial, LP, ANC-GP, Inc., ANC Information Technology, Inc., ANC Information Technology Holding, Inc., ANC Information Technology, L.P., ANC IT Collector Corporation, ANC Management Services Corporation, ANC Management Services, LP, ANC Payroll Administration, LLC, ANC-TM Management LP, ARC-GP, Inc., ARC-TM, Inc., ARC-TM Properties LLC, ARG Reservation Services, LLC, ARI Fleet Services, Inc., Auto Rental Inc., Car Rental Claims, Inc., Claims Management Center, Inc., Guy Salmon USA, Inc., Liability Management Companies Holding, Inc., National Car Rental Licensing, Inc., National Car Rental System, Inc., NCR Affiliate Servicer Properties LLC, NCR Affiliate Servicer, Inc., NCRAS Management, LP, NCRAS-GP, Inc., NCRS Insurance Agency, Inc., Post Retirement Liability Management, Inc., Rental Liability Management Holdings, LLC, Rental Liability Management, Inc., Republic Fiduciary, Inc., Republic Guy Salmon Partner, Inc., Spirit Leasing, Inc., Spirit Rent-A-Car, Inc., SRAC Management, LP, SRAC-GP, Inc., and SRAC-TM, Inc.

Court by its Order (A) Approving the Solicitation and Tabulation Agent, (B) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Chapter 11 Liquidating Plan of the Debtors and Statutory Creditors' Committee and (C) Scheduling a Hearing on Confirmation of Proposed Joint Chapter 11 Liquidating Plan of the Debtors and Statutory Creditors' Committee, dated November 19, 2003 (the "Solicitation Procedures Order") having, INTER ALIA, (i) approved procedures for the solicitation and tabulation of votes to accept or reject the Plan, (ii) established deadlines for voting on, and objecting to, the Plan, and (iii) established January 7, 2004 as the date for commencement of the hearing, pursuant to section 1129 of the Bankruptcy Code, to consider confirmation of the Plan (the "Confirmation Hearing"); and the transmittal of materials to Holders of Claims and other parties-in-interest, and the solicitation of acceptances from Holders of Claims in Class 2 having been made as required by the Solicitation Procedures Order; and affidavits of service having been filed with respect to the service of the Voting Confirmation Hearing Notice, the Non-Voting Confirmation Hearing Notice (as those terms are defined in the Solicitation Procedures Order), and the notice of the confirmation hearing that was published in THE NEW YORK TIMES and THE WALL STREET JOURNAL on December 10, 2003; and all objections to confirmation of the Plan having been withdrawn, settled or otherwise overruled by the Court; and the Confirmation Hearing having been held on April 6, 2004, at which time the Court considered
(i) confirmation of the Plan, (ii) the settlements which are subsumed in the Plan and (iii) the fairness and appropriateness of substantively consolidating the Debtors' Chapter 11 estates; and notice of the Confirmation Hearing being deemed good and sufficient notice of any modifications made to the Plan; and upon the entire record of the Debtors' Chapter 11 Cases, including, without limitation, the record


---------------

(2) Except as specifically stated herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

made at the Confirmation Hearing; and after finding that due, sufficient and adequate notice of the Confirmation Hearing, the substantive consolidation of the Debtors' estates, and the settlements and compromises embodied in the Plan has been given to Holders of Claims, Interests and to all other parties-in-interest herein, and after due deliberation, the Bankruptcy Court makes the following findings of fact and conclusions of law:

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW:

         A. The Bankruptcy Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C.ss.ss.157(a) and 1334(a). Venue of these proceedings and the Chapter 11 Cases in this district is proper pursuant to 28 U.S.C.ss.ss.1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C.ss.157(b), and thus this Bankruptcy Court has jurisdiction to enter a final order with respect thereto.

         B. Due, timely, sufficient and adequate notice of the Plan, any modifications to the Plan, the Confirmation Hearing, and the deadlines for voting on, and filing objections to, the Plan has been given to all known Holders of Claims and other parties-in-interest in accordance with the procedures established by the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Bankruptcy Court and all other applicable laws, rules and regulations.

         C. The solicitation by the Debtors and Committee of votes accepting or rejecting the Plan was proposed and conducted in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Solicitation Procedures Order and all other applicable provisions of the Bankruptcy Code and all other applicable laws, rules and regulations.

         D. The procedures by which the Ballots were distributed to Holders of Claims against the Debtors in Class 2 under the Plan entitled to vote on the Plan and tabulated were fair, properly conducted and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Bankruptcy Court, the Solicitation Procedures Order and all other applicable laws, rules and regulations.

         E. As evidenced by the Declaration of Carole G. Donlin Certifying the Ballots Accepting or Rejecting the Joint Liquidating Plan of the Debtors and Statutory Creditors Committee (the "Plan Vote Certification") dated December 31, 2003, certifying the method and results of the Ballot tabulation, (i) at least two-thirds in dollar amount and more than one-half in number of the Holders of Claims in Class 2 (General Unsecured Claims) actually voting on the Plan accepted the Plan, excluding the votes of insiders.

         F. The classification scheme of Claims and Interests in the Plan is reasonable and complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code. Claims or Interests in each particular Class are substantially similar to other Claims contained in such Class.

         G. Class 1 (Other Priority Claims) is not Impaired under the Plan and, therefore, such Class is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

         H. Ad Valorem Tax Claims are not Impaired under the Plan and, therefore, such Claims are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

         I. Other Secured Claims are not Impaired under the Plan and, therefore, such Claims are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

         J. Holders of Claims or Interests in Class 3 (Intercompany ANC Claims) and Class 4 (ANC Common Stock Interests) will be extinguished, receive no distribution and retain no interest under the Plan. Accordingly, these Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

         K. As required by section 1129(a)(1) of the Bankruptcy Code, the Plan complies with all applicable provisions of the Bankruptcy Code.

         L. As required by and in compliance with sections 1123(a)(1), (a)(2) and (a)(3) of the Bankruptcy Code, the Plan (i) identifies the Classes of Claims against and Interests in the Debtors, (ii) specifies the Classes of Claims and Interests that are not Impaired under the Plan as well as those that are Impaired under the Plan, and (iii) specifies the treatment of each Class of Claims or Interests under the Plan.

         M. Consistent with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest in a particular Class, unless a Holder of a Claim or Interest has agreed with the Debtors to a less favorable treatment.

         N. As required by section 1123(a)(5) of the Bankruptcy Code, the Plan contemplates adequate means for its execution and implementation including, but not limited to, (i) the substantive consolidation of the Chapter 11 Cases and extinguishment of Intercompany ANC Claims; and (ii) the formation and administration of the Liquidating Trust for the purposes of

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liquidating the Debtors' remaining assets, winding up their affairs and making distributions to holders of Allowed Claims.

         O. Article 9 of the Plan provides for the dissolution of the Debtors and therefore, section 1123(a)(6) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

         P. Consistent with section 1123(a)(7) of the Bankruptcy Code, the Plan provides for Denis O'Connor, a senior managing director with FTI Consulting, to become the Liquidating Trustee to administer the Liquidating Trust in accordance with in the Liquidating Trust Agreement previously filed with the Bankruptcy Court, as of the Confirmation Date. The designation of Denis O'Connor as Liquidating Trustee on and after the Confirmation Date is consistent with the interests of Holders of Claims and Interests and public policy.

         Q. Consistent with sections 1123(b)(1) and (b)(2) of the Bankruptcy Code, the Plan Impairs or leaves Unimpaired, as the case may be, each Class of Claims or Interests, and provides for the rejection of each of the Debtors' executory contracts and unexpired leases which have not been previously assumed or rejected pursuant to section 365 of the Bankruptcy Code by prior order of the Bankruptcy Court, as of the Confirmation Date of the Plan, and except as otherwise specified in this Confirmation Order.

         R. Consistent with section 1123(b)(3) of the Bankruptcy Code, the Plan provides for the Liquidating Trust (after the Effective Date) to retain and to have the exclusive right, in its discretion, to enforce against any Entity any and all Causes of Action of the Debtors or Debtor Claims, including, without limitation, all Avoidance Actions (whether currently under prosecution by the Debtors or by the Committee qua Debtors pursuant to stipulations entered into among the Debtors and Committee).

         S. As required by section 1129(a)(2), the Debtors have complied with all of the applicable provisions of the Bankruptcy Code, including, without limitation, the disclosure and solicitation requirements of sections 1125 and 1126 of the Bankruptcy Code. The Debtors transmitted solicitation materials including Ballots to the Holders of Claims in Class 2 entitled to vote on the Plan, and non-voting materials to the Holders of Claims in Class 1, Class 3 and Class 4, and to the Holders of Ad Valorem Tax Claims and Other Secured Claims only after the Bankruptcy Court approved the Disclosure Statement as containing adequate information. Such materials were distributed in compliance with the requirements of the Solicitation Procedures Order, the Bankruptcy Code and the Bankruptcy Rules.

         T. As required by section 1129(a)(3), the Plan has been proposed in good faith and not by any means forbidden by law. The Debtors' and Committee's objectives in proposing the Plan were for the valid business purpose of resolving disputes and satisfying, to the extent possible, the obligations of the Debtors.

         U. As required by section 1129(a)(4) of the Bankruptcy Code, any payment made or to be made by the Debtors for services or for costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan, other than those incurred in the ordinary course of business, has been approved by this Bankruptcy Court or is subject to the approval by this Bankruptcy Court as being reasonable, or both.

         V. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity of Denis O'Connor, as the proposed Liquidating Trustee and as the person deemed to have all corporate governance power over the Debtors in connection with all post-confirmation activities.

         W. Section 1129(a)(6) of the Bankruptcy Code is inapplicable because there is no governmental regulatory commission with jurisdiction over any rates charged by the Debtors.

         X. As required by section 1129(a)(7) of the Bankruptcy Code, with respect to each Impaired Class of Claims, and each Impaired Class of Interests, each Holder of a Claim or Interest of such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code. Y. The requirements of section 1129(a)(8) of the Bankruptcy Code are satisfied with respect to Class 2, which has accepted the Plan. Because Classes 3 and 4 will receive no distribution and retain no interest under the Plan, they are deemed to have rejected the Plan. Because the requirements of section 1129(a)(8) are not satisfied with respect to Classes 3 and 4, the Debtors have requested that the Court confirm the Plan under section 1129(b) as to those Classes.

         Z. Class 3 consists of ANC Intercompany Claims. The Plan is fair and equitable with respect to these Claims because no Class junior to Class 3 under the Plan will receive or retain any property under the Plan on account of such junior Interest. The Plan does not discriminate unfairly with respect to Holders of Class 3 Claims because it provides for substantive consolidation of the Debtors' estates.

         AA. The Plan is fair and equitable with respect to the Holders of Class 4 ANC Common Stock Interests as no Class junior to Class 4 under the Plan will receive or retain any property under the Plan on account of such junior Interest. In addition, the Plan does not discriminate unfairly with respect to Holders of Class 4 Interests.

         BB. The Plan provides for the treatment of Allowed Administrative Expenses and Allowed Priority Claims pursuant to sections 507(a)(1), (a)(3),
(a)(4) and (a)(8) of the Bankruptcy Code, in accordance with section 1129(a)(9) of the Bankruptcy Code, except to the extent that the Holder of a particular Claim has agreed in writing to a different treatment.

         CC. As required by section 1129(a)(10) of the Bankruptcy Code, and as demonstrated by the Plan Vote Certification, at least one impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider.

         DD. The Plan is feasible. The Debtors have demonstrated that, on and after the Effective Date, they will have the ability to meet their financial obligations under the Plan and liquidate their remaining assets in the ordinary course. As required by section 1129(a)(11) of the Bankruptcy Code, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, except as contemplated by the Plan.

         EE. As required by section 1129(a)(12) of the Bankruptcy Code, all fees payable pursuant to 28 U.S.C.ss.1930 as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors or the Liquidating Trust on or before the Effective Date.

         FF. Section 1129(a)(13) is not applicable to these Chapter 11 Cases.

         GG. Based on the record of the Confirmation Hearing and these Chapter 11 Cases, the ANC Common Stock has no value.

         HH. The substantive consolidation of the Debtors' estates for purposes of distribution, confirmed and consummated as provided for by section 9.7 of the Plan, will facilitate the consummation and implementation of the Plan, is integral to the treatment provided to Creditors under the Plan, will not prejudice any Creditor of the estates and is appropriate under the circumstances.

         II. The Plan is the only plan of reorganization for the Debtors pending before this or any other court.

         JJ. The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, as amended (15 U.S.C.ss.77e).

         KK. The Debtors and Committee have stated that they believe that conditions precedent to the Effective Date of the Plan, as set forth in section
13.2 of the Plan, will occur or be duly waived pursuant to section 13.3 of the Plan.

         LL. The modifications to the Plan proposed by the Debtors and the Committee prior to, at or in connection with the Confirmation Hearing (the "Plan Modifications") have been reviewed by and are not objected to by any party in interest, or else any such objections have been withdrawn or overruled. The Plan Modifications do not adversely change the treatment of the Holders of Claims against, or Interests in, the Debtors.

         Finding that the Plan is confirmable based upon, INTER ALIA, all of the foregoing Findings of Fact and Conclusions of Law, the Bankruptcy Court HEREBY ORDERS AND DIRECTS that:


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


                              CONFIRMATION OF PLAN

         1. The Plan and each of its provisions are hereby confirmed in accordance with sections 1129(a) and (b) of the Bankruptcy Code.

         2. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan as amended by the Plan Modifications is deemed accepted by each Holder of a Claim against the Debtors that voted to accept the Plan, without the need to re-solicit the votes of such Creditors on the Plan as amended, and is deemed accepted by each Holder of an Unimpaired Claim deemed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.

                            SUBSTANTIVE CONSOLIDATION

         3. The substantive consolidation of the Chapter 11 Cases into a single case for purposes of distribution, confirmation and consummation of the Plan is hereby approved in accordance with section 105(a) of the Bankruptcy Code, and on the Confirmation Date, for the purposes of the Plan and these Chapter 11 Cases and the distributions and transactions contemplated hereby: (i) all assets and liabilities of the Debtors shall be treated as though they were merged; (ii) all pre-Filing Date cross-corporate guarantees of the Debtors shall be eliminated;
(iii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (v) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Case of ANC and shall be deemed a single obligation of all of the



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Debtors under the Plan on and after the Confirmation Date; (vi) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall such claim be deemed Allowed by reason of Section 9.7 of the Plan; and (vii) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; PROVIDED, HOWEVER, that nothing herein shall affect the obligations of each of the Debtors under the Plan; and PROVIDED FURTHER, that for the avoidance of doubt, Intercompany ANC Claims shall remain in effect on the Confirmation Date.

         4. Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of section 9.7(a) of the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. The Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of this Confirmation Order shall constitute the Bankruptcy Court's approval of this settlement pursuant to Bankruptcy



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Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in section 9.7(a) of the Plan.

                           IMPLEMENTATION OF THE PLAN

         5. The Debtors, the Committee, the Liquidating Trust, the Liquidating Trustee, their respective members, directors, officers, representatives and agents are hereby authorized to enter into, execute, deliver, file and/or implement any documents and instruments substantially consistent with or incidental to the Plan, and any amendments, supplements or modifications thereto as may be appropriate, and to take such other steps and perform such other acts as may be necessary, useful or appropriate to implement and effectuate the Plan and all other related instruments and documents and this Confirmation Order, and to satisfy all other conditions precedent to the implementation and effectiveness of the Plan. The Liquidating Trustee is hereby authorized to make distributions and other payments in accordance with the Plan and the Liquidating Trust Agreement. The signature of the Liquidating Trustee on any check issued by the Debtors or the Liquidating Trust in payment of distributions or other amounts contemplated by the Plan shall be sufficient authorization for the drawee bank to honor such check, and no other signature shall be required.

         6. The Plan, the Liquidating Trust Agreement, all other agreements provided for under the Plan, and all transactions, documents, instruments and agreements referred to therein, contemplated thereunder or executed and delivered in connection therewith, and any amendments or modifications thereto in substantial conformity therewith are hereby approved,

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and the Debtors are authorized and directed to enter into and to perform such agreements according to their terms.

         7. On the Confirmation Date, Denis O'Connor shall be appointed as the Liquidating Trustee. The appointment of Denis O'Connor is consistent with the interests of Holders of Claims against, and Interests in, the Debtors, and with public policy.

         8. Pursuant to section 1141(a) of the Bankruptcy Code, except as provided in section 1141(d)(3), from and after the Confirmation Date, the Plan shall be binding upon the Debtors, all Holders of Claims against, and Interests in, the Debtors and any other party-in-interest in these Chapter 11 Cases and their respective successors and assigns, regardless of whether the Claims or Interests of such Holders or obligations of any party-in-interest (i) are in a Class that is Impaired under the Plan, (ii) have accepted the Plan, or (ii) have filed a proof of claim in the Chapter 11 Cases. Pursuant to section 1141(d)(3) of the Bankruptcy Code, the confirmation of the Plan shall not effect a discharge of the Debtors of their debts pursuant to section 1141(d)(1) of the Code, and for the avoidance of doubt, there shall be no such discharge of the Debtors on the Confirmation Date.

         9. Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, the Debtors will transfer and assign to the Liquidating Trust all property and assets of the Debtors that have neither been abandoned nor sold under the Asset Purchase Agreement, including without limitation, all Cash and Cash equivalents, the AutoNation Settlement Proceeds, all Debtor Claims not assigned under the Asset Purchase Agreement to Vanguard Car Rental USA Inc., all rights of the Debtors to their portion of the

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Avis/Hertz Claims, all rights of the Debtors to the Business Interruption
Insurance Claim(3) and any other remaining assets of the Debtors, with the exception of any assets specifically designated by the Debtors. If the Effective Date does not occur within the time provided for in the Plan (as may be extended), the Expense Reserve Account shall be transferred to the Debtors. Subject to paragraph 11 of this Confirmation Order, on and after the Confirmation Date, the Liquidating Trustee shall have discretion for the timing of the transfer of assets and/or the extinguishments of any stock of any non-debtor subsidiaries. Additionally, any checks of the Debtors that remain uncashed six (6) months after the Confirmation Date shall revert to the Debtors or the Liquidating Trust, as the case may be. The Liquidating Trust will hold and administer the following assets: (i) the Expense Reserve Account; (ii) the Distribution Reserve Account; (iii) all Debtor Claims, if any; and (iv) any other Assets of the Debtors that are neither abandoned nor distributed on the Effective Date. The Liquidating Trust will also hold and administer the Unclaimed Distributions Reserve, and the Liquidating Trustee shall administer the Disputed Claims Reserve Trusts. Any remaining office equipment, supplies, leases, etc., of the Liquidating Trust shall be sold by the Debtors or the Liquidating Trustee, as the case may be, for Cash or cash equivalents.

         10. All Transfers of property by the Debtors (A) to the Liquidating Trust (1) are or shall be legal, valid, and effective Transfers of property, (2) vest or shall vest the Liquidating Trust with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or this Confirmation Order, (3) do not and shall not constitute avoidable Transfers under the Bankruptcy Code or under applicable


---------------

(3) Notwithstanding anything contained herein to the contrary, this provision shall not be read to cause or create an assignment of any insurance policy to the Liquidating Trust to the extent that such assignment would cause abrogation of any insurance coverage rights thereunder.

nonbankruptcy law, (4) shall be exempt from any Transfer, sales, stamp or other similar tax (which exemption shall also apply to transfers by the Liquidating Trust), and (5) do not and shall not subject the Liquidating Trustee or holders of Claims, Interests or property to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and
(B) to Holders of Claims and Interests under the Plan are for good consideration and value.

         11. From and after the Confirmation Date, the Debtors shall continue to exist as corporations solely for the purpose of implementing the provisions of the Plan, including without limitation carrying out any post-confirmation obligations the Debtors may have with respect to the transition agreement, dated as of October 2003, by and among the Debtors and Vanguard Rental USA Inc., collections, prosecution of any lawsuits before such prosecution is taken over by the Liquidating Trust on the Effective Date; provided, however, that the Debtors (and then the Liquidating Trustee or an appropriate person directed by him) shall hereby have discretion and authority, without further order of the Bankruptcy Court, to dissolve each of the Debtors or take such other actions consistent with applicable non-bankruptcy law as may be necessary or advisable in order to wind up the affairs and reduce expenses of the Debtors and the Liquidating Trust. The Debtors or the Liquidating Trustee, as the case may be, are authorized, without further order of the Bankruptcy Court, to abandon pursuant to section 554 of the Bankruptcy Code, or otherwise, and to cancel to the fullest extent permitted by applicable law, any or all of the stock of the Non-Acquired Foreign Subsidiaries at any time on or after the Confirmation Date; PROVIDED, HOWEVER, that the Liquidating Trustee shall give Liberty 60 days prior written notice of such proposed act with respect to any of the stock of the Non-Acquired Foreign Subsidiaries that the Debtors or Liquidating Trustee intend to abandon (the "Liberty Notice

Period") at the following address: Torre Lentz Gamell Gary & Rittmaster, LLP, 100 Jericho Quadrangle, Suite 309, Jericho, NY 11753-2702, Attn: Mark S. Gamell, Esq., fax (516) 240-8950 with a copy to Angel & Frankel, P.C., 460 Park Avenue, 8th Floor, New York, NY 10022, Attn: John H. Drucker, Esq., fax (212) 752-8393. From the time at which the Liberty Notice Period commences until it expires, and whether or not a default otherwise exists for which the stock of the Non-Acquired Foreign Subsidiaries serves as collateral, Liberty may, by written facsimile notice (the "Liberty Notice") to the Liquidating Trustee (Denis O'Connor, 622 3rd Avenue, 31st Floor, New York, NY 10017 (facsimile - (212) 841-9350)), elect (the "Liberty Election"): (a) to foreclose on the stock of one or more of the Non-Acquired Foreign Subsidiaries and/or (b) otherwise to pursue its rights and remedies with respect to such stock of the Non-Acquired Foreign Subsidiaries to the extent not inconsistent with the provisions of the Plan. In the event Liberty does not give such notice of such election before the expiration of the Liberty Notice Period: (i) the stock of the Non-Acquired Foreign Subsidiaries shall be deemed abandoned and cancelled as provided above effective on the next day following the expiration of the Liberty Notice Period; and (ii) the Debtors, the estates of the Debtors, the Liquidating Trust, the Liquidating Trustee, Liberty, and any successors and /or assigns of the foregoing, shall have no further liens, claims, causes of action, interests or rights in or to the stock of such Non-Acquired Foreign Subsidiaries. Except as provided in subparagraph (y) below, upon the expiration of the Liberty Notice Period, whether or not Liberty makes the Liberty Election, Liberty shall have no further liens, claims, causes of action and rights in and against the Debtors, the Liquidating Trust, the Liquidating Trustee, any of the Debtors' or Liquidating Trust's property, except the right to enforce the provisions of this Confirmation Order. In the event Liberty makes the Liberty Election, then not more than 30 days following the date upon which

Liberty notified the Liquidating Trustee of said election, the Liquidating Trustee shall deliver into possession of Liberty, or its designated representative, stock certificates or other equivalent indicia of ownership under applicable law, bearing no legends, representing all the stock of the German Debtors for which Liberty made such election. From and after the time Liberty makes the Liberty Election, the Debtors and Liquidating Trustee shall take no action which would result in a dissolution or extinguishment of the stock of the Non-Acquired Foreign Subsidiaries. Notwithstanding anything in the Plan or this Confirmation Order to the contrary: (x) no provision of the Plan or of this Confirmation Order authorizing the dissolution of any corporation or the extinguishment of the stock thereof shall permit any such action to be taken with respect to any of the Non-Acquired Foreign Subsidiaries prior to the expiration of the Liberty Notice Period; and (y) if the Effective Date does not occur for any reason within the time permitted under the Plan, if a dissolution by the Debtors, their estates or the Liquidating Trustee of one or more of the Non-Acquired Foreign Subsidiaries, or a cancellation, abandonment, or other extinguishment by the Debtors, their estates or the Liquidating Trustee of the stock any of the Non-Acquired Foreign Subsidiaries described in the Plan or in this Confirmation Order (including without limitation the German Debtors) does not occur, is not effective or is reversed for any reason, or if notwithstanding such dissolution, or such cancellation, abandonment or other extinguishment of such stock, the Debtors or the Liquidating Trust retain an interest in such stock or there is an issuance of new stock with respect to the entity that is or was as of the Confirmation Date a Non-Acquired Foreign Subsidiary ( a "Successor Non-Acquired Foreign Subsidiary"), the pledges, liens and security interests, and the priority and perfection thereof, of Liberty in the stock of such Non-Acquired Foreign Subsidiary or Successor Non-Acquired Foreign Subsidiary, as the case may be, shall be deemed to be in full force and effect or reinstated without interruption from the dates first granted, in each case automatically and without the necessity of any further filing or action, by or on behalf of Liberty or any other person, including this Court. Nothing contained herein or in the Plan shall abridge Liberty's rights and remedies with respect to the stock of the Non-Acquired Foreign Subsidiaries.

         12. The satisfaction and release pursuant to sections 12.1 and 12.2 of the Plan, shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied or released under the Plan. The injunction and releases described in sections 12.1 and 12.2 of the Plan shall apply regardless of whether or not a proof of Claim or Interest based on any Claim, debt, liability or Interest is filed or whether or not a Claim or Interest based on such Claim, debt, liability or Interest is Allowed, or whether or not such Entity voted to accept or reject the Plan. Without in any way limiting the foregoing, all injunctions or stays entered in these Chapter 11 Cases and existing immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date; PROVIDED, HOWEVER, that notwithstanding anything contained in the Plan to the contrary, nothing in the Plan shall be deemed to release or affect any Avoidance Action commenced as of the Confirmation Date (or any amendments to complaints filed in those actions as appropriate under the Bankruptcy Rules).

         13. In consideration of the distributions under this Plan, upon the Effective Date, each Holder of a Claim or Interest will be deemed to have released the Debtors, the Committee, the members of the Committee in their capacity as such, and each of the foregoing parties' directors, officers, agents, attorneys, independent accountants, advisors, financial advisors, investment bankers and employees (as applicable) employed by the Debtors from and after the Filing Date from any and all Causes of Action (other than the right to enforce the Debtors' obligations under this Plan) arising out of actions or omissions in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, consummation of the Plan or the administration of the Plan, except for willful misconduct or gross negligence. Notwithstanding anything contained in this Plan to the contrary, nothing in this Plan shall be deemed to release or affect any Avoidance Action commenced as of the Confirmation Date (or any amendments to complaints filed in those actions as appropriate under the Bankruptcy Rules).

         14. Nothing contained in the Plan or in this Confirmation Order shall be construed to effect a waiver of the rights of any party under section 1125(e) of the Bankruptcy Code or the waiver of the rights of any party to indemnification, subject to the estate's right to challenge any such claims, and to the extent expressly provided for herein and in the Plan.

         15. Pursuant to section 1146(c) of the Bankruptcy Code, neither (i) the issuance, Transfer or exchange of any security under the Plan, nor the making or delivery of any Instrument of Transfer, (ii) the revesting, Transfer or sale of any real or personal property of the Debtors, whether by the Debtors or subsequently by or to the Liquidating Trust, nor (iii) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money, any deed or other Instrument of Transfer, in connection with, or in furtherance of, the Plan shall be subject to any document recording tax, stamp tax, or other similar tax or governmental assessment. Each and every recorder of deeds or similar official for any county, city or governmental unit in which any instrument under, in furtherance of, or in connection with the Plan, is to be recorded, is directed to accept for filing or recording this Confirmation Order and any and all such Instruments, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or other similar tax.

         16. Distributions required to be made to the Holders of Allowed Claims against the Debtors shall be made to the Entities entitled thereto as provided in the Plan. The record date for determining which Holders of Allowed Claims are entitled to receive distributions under the Plan shall be the Effective Date of the Plan (the "Distribution Record Date").

                               EXECUTORY CONTRACTS

         17. Pursuant to section 8.1 of the Plan, any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Confirmation Date, which have not been previously assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court, or which the Debtors have obtained Bankruptcy Court authority to reject but have not rejected as of the Confirmation Date, or which are not the subject of a motion to assume the same pending as of the Confirmation Date, shall be deemed rejected by the Debtors as of the Confirmation Date, and the entry of this Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         18. Pursuant to section 8.2 of the Plan, unless otherwise provided by an order of the Bankruptcy Court entered prior to the Confirmation Date, a proof of claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Bankruptcy Court or to this Confirmation Order must be filed with the Bankruptcy Court within (a) the time period established by the Bankruptcy Court in an order of the Bankruptcy Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Bankruptcy Court approving such rejection, or from this Confirmation Order, as applicable. Any Entity that fails to file a proof of claim with respect to its Claim arising from such a rejection within the periods set forth above shall be forever barred from asserting a Claim against the Debtors or the property or interests in property of the Debtors or the Liquidating Trust without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be classified as General Unsecured Claims (Class 2) under the Plan, as appropriate.

           ADMINISTRATIVE CLAIMS; COMPENSATION OF PROFESSIONAL PERSONS

         19. All applications for a final allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered through and including the Confirmation Date (each a "Final Compensation Application") shall be filed with the Bankruptcy Court and served on the Debtors, the Committee, the Liquidating Trustee and the United States Trustee no later than forty-five days after the Confirmation Date. A hearing on the Final Compensation Applications shall be held before the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware. Objections to Final Compensation Applications shall be filed with the Bankruptcy Court and served on the professional person seeking compensation to whom the objection is directed so as to be actually received by the date set for such purpose. The Debtors and Committee may seek to adjourn the hearing upon the consent of those parties having filed Final Compensation Applications, or with respect to a particular Final Compensation Application upon the consent of that particular applicant. Professionals employed by the Liquidating Trust who perform services post-Confirmation Date shall not be required to file fee applications for payment of such services.

         20. All requests for payment of Administrative Expenses incurred from the Filing Date up to and including January 30, 2004 were required, pursuant to the First Administrative Expense Bar Date Order, to be filed by the First Administrative Expense Bar Date. All requests for payment of Administrative Expenses incurred from January 31, 2004 up to and including the Confirmation Date must be filed within forty-five (45) days of the mailing of the notice of the Second Administrative Expense Bar Date. The Debtors shall mail notices of the Second Administrative Expense Bar Date to persons who may have Administrative Expense Claims subject to the Second Administrative Expense Bar Date within forty-five (45) days of the Confirmation Date by first class mail. All Holders of Administrative Expenses Claims incurred from January 31, 2004 up to and including the Confirmation Date, and former employees of the Debtors, that do not file a request for payment pursuant to the Confirmation Order by this Second Administrative Expense Bar Date will forever be barred and enjoined from seeking any payment on account of their Administrative Expense Claim; PROVIDED, HOWEVER, that all applications for a final allowance of compensation and the reimbursement of expenses pursuant to sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code filed by professional persons for services rendered through and including the Confirmation Date need not be filed by the Second Administrative Expense Bar Date. Such applications are treated in Article
2.3 of the Plan.

           RETENTION OF JURISDICTION; STANDING; PRESERVATION OF CLAIMS

         21. Notwithstanding the entry of this Confirmation Order, the occurrence of the Effective Date or substantial consummation of the Plan, the business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of and related to the Chapter 11 Cases, the Liquidating Trust, the Liquidating Trust Agreement or the Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to determine any and all disputes relating to Claims and Interests and the allowance and amount thereof; (b) to determine any and all disputes among Creditors with respect to their Claims; (c) to hear and determine any and all Causes of Action and/or Debtor Claims (including Avoidance Actions); (d) to consider and allow any and all Final Compensation Applications; (e) to determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or the Plan;
(f) to remedy any defect or omission or reconcile any inconsistency in this Confirmation Order; (g) to enforce the provisions of the Plan relating to the distributions to be made hereunder; (h) to issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan; (i) to enforce and interpret any provisions of the Plan; (j) to determine such other matters as may be set forth in this Confirmation Order or that may arise in connection with the implementation of the Plan; (k) to determine the amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code; (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents; (m) to hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Bankruptcy Court; (n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (o) to hear any other matter not inconsistent with the Bankruptcy Code; (p) to hear and determine any disputes with Vanguard Car Rental USA Inc. arising under the Asset

Purchase Agreement or its amendments to the extent provided for under said documents; and (q) to enter a Final Order closing the Chapter 11 Cases; PROVIDED, HOWEVER, that the confirmation of the Plan shall not be construed as a waiver of the right of the Palm Beach County Tax Collector to assert the defense of sovereign immunity to any and all motions, claim objections or adversary proceedings that may be filed in this case against the Palm Beach County Tax Collector, and the Debtors and Liquidating Trust shall reserve all of their rights, defenses and arguments regarding the assertion of the sovereign immunity defense by the Palm Beach County Tax Collector.

         22. On the Confirmation Date, any committees appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases; PROVIDED, HOWEVER, that following the Confirmation Date, the responsibilities of any such committees and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

         23. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Liquidating Trust shall retain and shall have the exclusive right, in its discretion, to enforce against any Entity any and all Causes of Action of the Debtors or Debtor Claims, including, without limitation, all Avoidance Actions.

                               GENERAL PROVISIONS

         24. Notwithstanding anything to the contrary contained in the Plan, any amendments to the Plan or in this Confirmation Order, the terms and provisions of paragraph 15 of the Sale Order, including the rights and protections afforded to Liberty Mutual Insurance Company thereunder, are incorporated into the Plan and into this Confirmation Order in full, with such terms and provisions to prevail in the event of any conflict or inconsistency with any term or provision of the Plan, any amendment to the Plan or this Confirmation Order.

         25. Notwithstanding anything to the contrary contained in the Plan, any amendments to the Plan or in this Confirmation Order, the terms and provisions of the Debtors' and the Committee's settlement agreement with AutoNation dated April 15, 2003, which has been approved by the Bankruptcy Court, including any rights and protections afforded AutoNation thereunder, are incorporated into the Plan in full, with such terms and provisions to prevail in the event of any conflict or inconsistency with any term or provision of the Plan, any amendment to the Plan or this Confirmation Order.

         26. All compromises and settlements made prior to the Effective Date are hereby confirmed and ratified, and such compromises and settlements are and shall continue to be binding on the Liquidating Trustee and all parties in interest on and after the Effective Date.

         27. The Plan is incorporated in full herein. Failure specifically to include or refer to particular sections or provisions of the Plan or any related agreement in this Confirmation Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Bankruptcy Court that the Plan be confirmed and such related agreements be approved in their entirety.

         28. The Bankruptcy Court's Order Establishing Procedures Governing All Adversary Proceedings Brought Pursuant to 11 U.S.C. ss. 547, which is being entered contemporaneously with this Confirmation Order, is incorporated in full herein and shall continue to be in force following confirmation of the Plan. After the Confirmation Date, the Debtors shall be authorized to settle or otherwise resolve any Avoidance Actions without any further notice to or authorization by the Bankruptcy Court. Additionally, after the Effective Date, the Liquidating Trustee shall be authorized to settle or otherwise resolve any Avoidance Actions without any further notice to or authorization by the Bankruptcy Court.

         29. The provisions of this Confirmation Order are non-severable and mutually dependent.

         30. Notwithstanding anything in this Plan to the contrary, in the event that the Bankruptcy Court determines, following consideration of the Debtors' and Statutory Creditors' Committee's Joint Objection to Allowance of the Administrative Claim Filed by Deutsche Bank Securities, Inc., dated February 19, 2004 (docket no. 6965), that the amended and restated letter agreement dated as of March 29, 2002, between ANC and Deutsche Bank Securities Inc. (the "Letter Agreement") is not terminated, nothing in the Plan shall be deemed to terminate or reject the Letter Agreement.

         31. Notwithstanding anything in the Plan or the Confirmation Order, no distribution shall be made on account of Class 1 or Class 2 Claims until the Debtors or the Liquidating Trustee, as the case may be, either pay in full all Allowed Secured, Ad Valorem, or Administrative Claims or reserve in full for any such Disputed Claims; PROVIDED, HOWEVER, as the court ruled on April 6, 2004, the Liquidating Trustee is not required to reserve for any portion of a Secured, Ad Valorem, or Administrative Claim that is disallowed by previous order of the Bankruptcy Court.

         32. To the extent of any inconsistency between the terms of the Plan and this Confirmation Order, the terms of this Confirmation Order shall govern.

Dated: Wilmington, Delaware
       April __, 2004


                                       /s/ Mary F. Walrath
                                       -----------------------------------------
                                       Honorable Mary F. Walrath
                                       Chief United States Bankruptcy Judge